UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX		77079
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2020, SEACOR Marine Holdings Inc. (“SEACOR Marine”), SEACOR Marine Foreign Holdings Inc., a wholly owned subsidiary of SEACOR Marine, and certain vessel-owning subsidiaries of SEACOR Marine, entered into Amendment No. 3 (the “Amendment”) to that certain $130 million loan facility with a syndicate of lenders administered by DNB Bank ASA, New York Branch, dated as of September 26, 2018 and as amended on August 6, 2019, November 26, 2019 and December 13, 2019 (the “Credit Facility”).

The Amendment provides for, among other things, (i) the modification of certain financial maintenance and restrictive covenants contained in the Credit Facility or the guaranty provided by SEACOR Marine with respect thereto, including with respect to EBITDA coverage ratios, mandatory prepayment events, and the exclusion of certain indebtedness associated with the acquisition by SEACOR Marine, through an indirect wholly-owned subsidiary, of the remaining 50% of the equity interests in SEACOSCO Offshore LLC (“SEACOSCO”) that it did not already own, and (ii) the placement of mortgages on two additional vessels owned by vessel-owning subsidiaries of SEACOR Marine as security for the indebtedness under the Credit Facility.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 30, 2020, SEACOR Offshore Asia LLC (the “Purchaser”), an indirect wholly-owned subsidiary of SEACOR Marine, completed the acquisition of the 50% membership interest in SEACOSCO that the Purchaser did not already own from China Shipping Fan Tai Limited, a company incorporated under the laws of the British Virgin Islands, and China Shipping Industry (Hong Kong) Co., Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region (together, the “Sellers”), pursuant to a Sale and Purchase Agreement entered into on May 31, 2020 (the “SPA”). As a result of the completion of the acquisition, SEACOR Marine owns 100% of the membership interests in SEACOSCO. SEACOSCO is the owner of eight platform supply vessels (“PSVs”) built by COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “Shipyard”).

The price payable by the Purchaser for the membership interests is $28.15 million (the “Purchase Price”), $8.445 million of which was paid to the Sellers at the closing of the transaction, with annual installment payments of $1.0 million, $2.5 million and $2.5 million payable in the first, second and third year after the signing date, respectively, and the remaining $13.705 million due four years after the signing date. The deferred portion of the Purchase Price accrues interest at a fixed rate of 1.5%, 7.0%, 7.5% and 8.0% for the first through fourth years after the signing date, respectively.

The Sellers obtained a second lien mortgage on the PSVs to secure the payment of the deferred portion of the Purchase Price, and SEACOR Marine provided a limited deficiency guarantee solely with respect to the short-fall in vessel collateral value, if any, in the event the Sellers exercise their remedies under the mortgages. The PSVs were acquired by vessel owning subsidiaries (“SPVs”) of SEACOSCO pursuant to existing deferred purchase agreements with the Shipyard (“DPAs”) under which an aggregate of approximately $105 million is currently outstanding. The DPAs provide for amortization of the purchase price for each vessel over a period of 10 years from delivery at a floating interest rate of three-month LIBOR plus 4.0%. SEACOSCO has taken delivery of seven of the eight PSVs, each with a 2018 or 2019 year of build, and expects to take delivery of the final PSV in 2020. The payment obligations of the SPV under the DPA for each vessel is secured by a first lien mortgage on the applicable vessel and a pledge of the SPV’s equity, and SEACOR Marine provided a limited deficiency guarantee solely with respect to the short-fall in vessel collateral value, if any, in the event the Shipyard exercises its remedies under the mortgages.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 2.01 related to the Purchase Price under the SPA and the DPAs is incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure

On July 6, 2020, SEACOR Marine issued a press release announcing the completion of the acquisition pursuant to the SPA. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 3 to Credit Agreement and Parent Guaranty, dated as of June 29, 2020, by and among SEACOR Marine Foreign Holdings Inc., SEACOR Marine Holdings Inc., DNB Bank ASA, New York Branch, DNB Capital LLC, Clifford Capital Pte, Ltd, Hancock Whitney Bank, Citicorp North America, Inc., and the entities identified on schedules thereto.

99.1	Press Release of SEACOR Marine Holdings Inc. dated July 6, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

July 6, 2020	By:	/s/ John Gellert

Name: John Gellert
Title: President and Chief Executive Officer

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